[Logo]

                        JEFFERSON SMURFIT CORPORATION
                             8182 Maryland Avenue
                             St. Louis, MO 63105

                                                             April 2, 1998

    Dear Stockholder:

        You are cordially invited to attend our Company's 1998 Annual Meeting of Stockholders, which will be held on Thursday, May 7, 1998, at 1:00 p.m. local time at the Renaissance St. Louis Hotel-Airport, 9801 Natural Bridge Road, St. Louis, Missouri 63134. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

        Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend.
    Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly.

        On behalf of the Board of Directors, thank you for your continued support of Jefferson Smurfit Corporation.

                                                  Sincerely,

                                                  MICHAEL W. J. SMURFIT
                                                  Chairman of the Board


                        JEFFERSON SMURFIT CORPORATION
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on May 7, 1998

    NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Jefferson Smurfit Corporation, a Delaware corporation (the 'Company'), will be held on Thursday, May 7, 1998, at 1:00 p.m. local time at the Renaissance St. Louis Hotel-Airport, 9801 Natural Bridge Road, St. Louis, Missouri 63134 to act upon the following matters which are described more fully in the accompanying Proxy Statement:

        1. The election of three directors for terms of office expiring at the annual meeting of stockholders in 2001;

        2. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 1998; and

        3. Such other business as may properly come before the meeting and/or any adjournment thereof.

    All stockholders of record at the close of business on March 9, 1998 are entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof.

    The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of independent auditors of the Company for 1998; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

    Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing at 8182 Maryland Avenue, St. Louis, Missouri 63105, prior to the Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

                                           By Order of the Board of Directors
                                           MICHAEL E. TIERNEY
                                           Secretary

St. Louis, Missouri
April 2, 1998


                        JEFFERSON SMURFIT CORPORATION

                          --------------------------
                               PROXY STATEMENT
                          --------------------------
                   FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

General Information

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jefferson Smurfit Corporation, a Delaware corporation (the 'Company'), 8182 Maryland Avenue, St. Louis, Missouri 63105, for use at the 1998 Annual Meeting of Stockholders to be held on Thursday, May 7, 1998 (the 'Annual Meeting'). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 9, 1998 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof. At the close of business on March 9, 1998, the Company had 110,996,794 outstanding shares of common stock (the 'Common Stock'). Each share of Common Stock entitles the holder thereof to one vote.

    If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the three nominees named below to the Board of Directors of the Company and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the Company for 1998. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (55,498,398 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the voting power represented at the meeting and the ratification of the appointment of independent auditors will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that they do not contribute to reaching the number of votes required for approval. An instruction to 'abstain' from voting on the proposal to ratify the appointment of independent auditors will be treated as shares present and will have the same effect as a vote against the proposal. Broker non-votes will not be considered 'entitled to vote' on the proposal to ratify the appointment of independent auditors; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

    As noted under the 'Principal Stockholders' section herein, as of the close of business on March 9, 1998, Smurfit International B.V., an entity organized under the laws of The Netherlands ('SIBV'), and certain of its subsidiaries were the owner of approximately 46.5% of the outstanding Common Stock and The Morgan Stanley Leveraged Equity Fund II, L.P. ('MSLEF II') and certain related entities (together, the 'MSLEF II Associated Entities') were the owner of approximately 28.7% of the outstanding Common Stock. SIBV and the MSLEF II Associated Entities, acting together, by reason of their ownership of Common Stock (representing approximately 75.2%, in the aggregate, of the outstanding Common Stock), have sufficient votes, without any additional votes, to elect the three nominees named herein, to ratify the appointment of independent auditors and to approve or defeat any other action or proposal to be taken or made at the Annual Meeting which requires the approval of a plurality or a majority of the votes represented by outstanding shares of the Common Stock. SIBV and the MSLEF II Associated Entities, which are parties to a Stockholders Agreement dated May 3, 1994 and amended January 13, 1997 (the 'Stockholders Agreement'), have advised the Company that they are obligated to vote their respective shares of Common Stock FOR the three nominees of the Board of Directors named herein, and that they intend to vote their respective shares of stock FOR the ratification of the appointment of independent auditors. SIBV is an indirect wholly-owned subsidiary of


Jefferson Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ('JS Group'), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF II is a Delaware limited partnership investment fund formed to make investments in industrial and other companies. See 'Principal Stockholders' and 'Certain Transactions.'

    This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April 2, 1998.

                     PROPOSAL 1 -- ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of ten directors. The directors are classified into three groups: three directors having terms expiring at the forthcoming Annual Meeting; three directors having terms expiring in 1999; and four directors having terms expiring in 2000.

    Set forth below is information concerning the three nominees for directorships having terms expiring at the forthcoming 1998 Annual Meeting. Leigh J. Abramson, Richard W. Graham and G. Thompson Hutton are the nominees of the Board of Directors of the Company to fill these directorships. Such nominations were made pursuant to the terms of the Stockholders Agreement. For purposes of the Stockholders Agreement, Leigh J. Abramson and G. Thompson Hutton have been designated as nominees by MSLEF II, and Richard W. Graham has been designated as a nominee by SIBV. The Board of Directors of the Company recommends a vote FOR these three nominees. If elected, each nominee will serve until the annual election of directors in the year 2001 or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Leigh J. Abramson, Richard W. Graham and G. Thompson Hutton are presently members of the Board of Directors of the Company and have been approved unanimously by the Board of Directors of the Company for re-election. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees, if any, as they may select in accordance with the terms of the Stockholders Agreement. Also set forth below is information concerning directors whose terms are not expiring this year. See 'Certain Transactions-Stockholders Agreement.'

  Nominees for Directors to be Elected at the 1998 Annual Meeting for Terms
                               Expiring in 2001

           Name and Year
           First Elected
              Director                     Principal Occupation and Other Information
------------------------------------  -----------------------------------------------------

Leigh J. Abramson
1997................................  Mr. Abramson, 29, joined Morgan Stanley & Co.
                                      Incorporated ('MS&CO.') in 1990 and is a Vice
                                        President in MS&CO.'s Merchant Banking Division. He
                                        is a Vice President of Morgan Stanley Capital
                                        Partners III, Inc. ('MSCP III, Inc.') and Morgan
                                        Stanley Leveraged Equity Fund II, Inc. ('MSLEF II,
                                        Inc.'), which is the general partner of The Morgan
                                        Stanley Leveraged Equity Fund, L.P. ('MSLEF II').
                                        Mr. Abramson also serves as a Director of PageMart
                                        Wireless, Inc. and Silgan Holdings Inc.
Richard W. Graham
1997................................  Mr. Graham, 63, has been President and Chief
                                      Executive Officer of the Company since January 1997.
                                        He was President of the Company from July 1996 to
                                        December 1996. He served as Senior Vice President
                                        from February 1994 to July 1996. Prior to that, he
                                        held various positions in the Folding Carton and
                                        Boxboard Mill Division, including Vice President
                                        and General Manager from February 1991 to January
                                        1994. Mr. Graham also serves as a Director of
                                        Mercantile Bank of St. Louis N.A.

                                      2


           Name and Year
           First Elected
              Director                     Principal Occupation and Other Information
------------------------------------  -----------------------------------------------------
G. Thompson Hutton
1994................................  Mr. Hutton, 42, has been President and Chief
                                      Executive Officer of Risk Management Solutions, Inc.,
                                        an information services company based in Menlo
                                        Park, California, since 1991. Prior to that, he was
                                        a management consultant with McKinsey & Company,
                                        Inc. from 1986 to 1991. He also serves as a Trustee
                                        of Colorado Outward Bound School.

                      Members of the Board of Directors
               Continuing in Office with Terms Expiring in 1999

           Name and Year
           First Elected
              Director                     Principal Occupation and Other Information
------------------------------------  -----------------------------------------------------

Alan E. Goldberg
1989................................  Mr. Goldberg, 43, is head of MS&CO.'s Private Equity
                                        Group and has been a Managing Director of MS&CO.
                                        since 1988. Mr. Goldberg is a Managing Director of
                                        MSLEF II, Inc. and MSCP III, Inc. Mr. Goldberg also
                                        serves as a Director of CIMIC Holdings Limited, CAT
                                        Limited, Catalytica, Inc., Hamilton Services
                                        Limited, Amerin Corporation and Amerin Guaranty
                                        Corporation, Direct Response Corporation and
                                        several private companies.
Howard E. Kilroy
1989................................  Mr. Kilroy, 62, was Chief Operations Director of JS
                                      Group from 1978 until March 1995 and President of JS
                                        Group from October 1986 until March 1995. He was a
                                        member of the Supervisory Board of Smurfit
                                        International B.V. ('SIBV') from January 1978 to
                                        January 1992. He was Senior Vice President of the
                                        Company for over 5 years. He retired from his
                                        executive positions with JS Group and the Company
                                        at the end of March 1995, but remains a Director of
                                        JS Group and the Company. In addition, he is
                                        Governor (Chairman) of Bank of Ireland and a
                                        Director of CRH plc.
Thomas A. Reynolds, III
1997................................  Mr. Reynolds, 45, has been a Partner since 1984 with
                                        Winston & Strawn, a law firm that regularly
                                        represents the Company on numerous matters. Mr.
                                        Reynolds is an adjunct faculty member in trial
                                        advocacy at Northwestern University School of Law.
                                        He also serves as a Director of Georgetown
                                        University.

                      Members of the Board of Directors
               Continuing in Office with Terms Expiring in 2000

           Name and Year
           First Elected
              Director                     Principal Occupation and Other Information
------------------------------------  -----------------------------------------------------

Michael M. Janson
1997................................  Mr. Janson, 50, joined MS&CO. in 1987 and is a
                                      Managing Director of MS&CO. and MSCP III. Before
                                        joining MS&CO.'s Merchant Banking Division in 1997,
                                        he was a Managing Director of MS&CO.'s High Yield
                                        Capital Markets Department. Mr. Janson also serves
                                        as a Director of American Color Graphics, Inc.

                                      3


           Name and Year
           First Elected
              Director                     Principal Occupation and Other Information
------------------------------------  -----------------------------------------------------
Michael C. Hoffman
1998................................  Mr. Hoffman, 35, joined MS&CO. in 1986 and is a
                                      Principal of MS&CO., MSLEF II, Inc. and MSCP III,
                                        Inc. Mr. Hoffman has been a member of the MS
                                        Private Equity Group since 1989 and is a member of
                                        MS&CO.'s bank steering committee.
Michael W. J. Smurfit
1989................................  Dr. Smurfit, 61, has been Chairman and Chief
                                      Executive Officer of JS Group since 1977. Dr. Smurfit
                                        has been Chairman of the Board of the Company since
                                        1989. He was Chief Executive Officer of the Company
                                        prior to July 1990.
James E. Terrill
1994................................  Mr. Terrill, 64, was Chief Executive Officer from
                                      July 1996 to December 1996 and President and Chief
                                        Executive Officer from February 1994 to July 1996.
                                        He served as Executive Vice President -- Operations
                                        from August 1990 to February 1994. Mr. Terrill also
                                        served as President of Smurfit Newsprint
                                        Corporation, a wholly-owned subsidiary of the
                                        Company, from February 1986 to February 1993.

                     BOARD AND BOARD COMMITTEE MEETINGS,
                     COMMITTEE FUNCTIONS AND COMPOSITION

    Each non-employee director receives as compensation for serving on the Board of Directors an annual fee of $35,000, a fee of $2,000 for attendance at each meeting in excess of four meetings per year and travel expenses in connection with attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board. The Board of Directors held four meetings in 1997.

    The Board of Directors has appointed an Audit Committee, a Compensation Committee and an Appointment Committee. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below.

    The Audit Committee is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the Director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent auditors and internal auditors and reviewing and reporting on the results of such audits to the Board of Directors. The members of the Audit Committee are Messrs. Abramson, Hutton, Kilroy, and Reynolds. The Audit Committee held two meetings during 1997.

    The Compensation Committee is responsible for administering stock-based compensation programs (including the Company's Amended and Restated 1992 Stock Option Plan and the Management Incentive Plan) for all participants in such programs and determining other compensation (including fringe benefits) of the Chief Financial Officer of the Company, officers and employees of the Company who are directors of the Company (other than the Chief Executive Officer) and all officers and employees of the Company whose principal employer is JS Group (including Dr. Smurfit). The Board of Directors is responsible for approving awards under any nonstock-based programs. The members of the Compensation Committee are Messrs. Abramson, Hoffman and Goldberg. Mr. Hoffman succeeded Mr. Donald P. Brennan who had been on the Compensation Committee until his resignation on February 26, 1998. See 'Certain Transactions -- Stockholders Agreement.' The Compensation Committee held one meeting during 1997.

    The Appointment Committee is responsible for determining the compensation (including fringe benefits but excluding compensation awarded pursuant to executive compensation programs) of those

                                      4


officers of the Company whose compensation is not determined by the Compensation Committee. The members of the Appointment Committee are Dr. Smurfit and Messrs. Goldberg, Graham and Kilroy. Mr. Graham abstains from votes concerning his own compensation. The Appointment Committee held one meeting in 1997.

    Nominations to the Board of Directors are made pursuant to the terms of the Stockholders Agreement. See 'Certain Transactions -- The Stockholders Agreement.'

                            PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

    The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of March 9, 1998. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                                Amount and
                                                                 Nature of   Percent of
                     Name and Address of                        Beneficial     Common
                       Beneficial Owner                          Ownership      Stock
--------------------------------------------------------------  -----------  -----------

SIBV .........................................................  51,638,462        46.5%
  Smurfit International B.V.
  Strawinskylaan 2001
  Amsterdam 1077ZZ, The Netherlands
  Attention: Rokin Corporate Services B.V.
MSLEF II Associated Entities .................................  31,800,000        28.7%
  c/o Morgan Stanley & Co. Incorporated
  1221 Avenue of the Americas
  New York, NY 10020
  Attention: Alan E. Goldberg
Mellon Bank, N.A., as Trustee for
First Plaza Group Trust<fn1>..................................   5,000,000         4.5%
  One Mellon Bank Center
  Pittsburgh, PA 15258

---------

<fn1>Amounts shown exclude shares of Common Stock owned by MSLEF II, of which
     First Plaza Group Trust is a limited partner. If MSLEF II were to distribute its shares of Common Stock to its partners, First Plaza Group Trust would receive a number of shares based on its pro rata ownership of MSLEF II.

                                      5


Security Ownership of Management

    The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of March 9, 1998 for (i) each of the directors and nominees for director, (ii) each of the Named Executive Officers (as defined below), and (iii) all directors and executive officers of the Company as a group.

                                                                Shares of Common Stock
                                                              --------------------------
                                                               Amount and
                                                                Nature of    Percent of
                                                               Beneficial      Common
                      Beneficial Owner                    Ownership<fn1><fn2>  Stock<fn3>
------------------------------------------------------------  -------------  -----------

Michael W. J. Smurfit<fn4>..................................      132,883           0.1%
Richard W. Graham...........................................       50,807           0.0%
James E. Terrill............................................       47,913           0.0%
Howard E. Kilroy<fn4>.......................................       42,300           0.0%
Patrick J. Moore............................................       13,604           0.0%
David C. Stevens............................................       16,855           0.0%
F. Scott Macfarlane.........................................        8,067           0.0%
Leigh J. Abramson<fn5>......................................            0           0.0%
Michael C. Hoffman<fn5>.....................................            0           0.0%
Alan E. Goldberg<fn5>.......................................            0           0.0%
G. Thompson Hutton..........................................            0           0.0%
Michael M. Janson<fn5>......................................            0           0.0%
Thomas A. Reynolds, III.....................................            0           0.0%
All directors and executive officers as a group (27
  persons)<fn4><fn5>........................................      436,235           0.4%

---------

<fn1>Shares shown as beneficially owned include the number of shares of Common
     Stock that executive officers have the right to acquire within 60 days after March 9, 1998 pursuant to exercisable options under the Company's Amended and Restated 1992 Stock Option Plan.

<fn2>Shares shown include the number of shares of Common Stock held in the
     Company's Savings Plan as of December 31, 1997, which the executive officers have the right to vote.

<fn3>Based upon a total of 110,996,794 shares of Common Stock issued and outstanding.

<fn4>Excludes shares of Common Stock owned by JS Group. Dr. Smurfit and Mr.
     Kilroy own 7.4% and 0.8%, respectively, of the outstanding shares of JS Group. Dr. Smurfit is an officer and a director of JS Group and Mr. Kilroy is a director of JS Group.

<fn5>Excludes shares of Common Stock owned by MSLEF II Associated Entities.

                                      6


                            EXECUTIVE COMPENSATION

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the next four most highly compensated executive officers of the Company (the 'Named Executive Officers') during 1997.

                          SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                                                                             Compensation
                                                                                       ------------------------
                                                                                         Awards       Payouts
                                                  Annual Compensation                  -----------  -----------
                                   --------------------------------------------------  Securities      LTIP       All Other
  Name and Principal                                        1997       Other Annual    Underlying     Payouts    Compensation
        Position          Year     Salary($)  Bonus($) Bonus($)<fn1> Compensation($)<fn2>   Options      ($)        ($)<fn3>
----------------------  ---------  ---------  ---------  -----------  ---------------  -----------  -----------  -----------

Michael W. J.                1997  $ 834,000  $       0   $       0      $       0              0    $       0    $  26,757
  Smurfit ............       1996    834,000          0           0         30,000              0            0       18,611
  Chairman of the            1995    834,000    650,437           0         30,000              0            0       16,956
  Board

Richard W. Graham ....       1997    900,000          0     676,611        145,494        300,000            0       26,768
  President and Chief        1996    581,833          0           0          3,975        390,000            0       16,712
  Executive Officer          1995    405,000    315,931           0         12,115         10,000            0       13,601

Patrick J. Moore .....       1997    305,000          0     337,671         70,333        200,000            0        6,987
  Vice President and         1996    230,000    104,218           0          5,875         57,000            0        6,566
  Chief Financial            1995    200,000     64,494           0          3,089              0            0        5,095
  Officer

F. Scott                     1997    264,000     42,054           0          5,047         60,000            0        8,370
  Macfarlane .........       1996    255,000     14,879           0          5,846         62,000            0        8,132
  Vice President and         1995    221,250     18,304           0          4,789              0            0        5,232
  General
  Manager -- Folding
  Carton and Boxboard
  Mill Division

David C. Stevens .....       1997    238,000    131,648     270,048              0        100,000            0       12,276
  Vice President and         1996    220,000          0           0          5,590              0            0       11,413
  General                    1995    210,000     74,271           0          6,845              0            0        9,334
  Manager -- Smurfit
  Recycling Company

---------

<fn1>Amounts due as of April 30, 1997 pursuant to awards made under the
     Company's 1994 Long-Term Incentive Plan. Amounts were either payable in cash or deferred into the Company's Deferred Compensation Plan at the election of the Named Executive Officer.

<fn2>Amounts shown under 'Other Annual Compensation' for 1997 include $77,524 for Mr. Graham and $35,639 for Mr. Moore for club dues.

<fn3>Amounts shown under 'All Other Compensation' for 1997 include a $4,750
     Company contribution to the Company's Savings Plan for each Named Executive Officer (other than Dr. Smurfit) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit ($25,155) and Messrs. Graham ($22,018), Moore ($2,237), Macfarlane ($3,620) and Stevens ($7,526). Dr.
     Smurfit also had reportable (above 120% of the applicable federal long-term rate) earnings equal to $1,602 credited to his account under the Company's Deferred Compensation Capital Enhancement Plan.


                                      7


    Option Grants in Last Fiscal Year -- The following table provides information concerning stock options granted to the Named Executive Officers during 1997.

                            OPTION GRANTS IN 1997

                                                                                                  Potential Realizable
                                                                                                         Value
                                                                                                   at Annual Rates of
                                                                                                         Stock
                                 Number of                                                         Price Appreciation
                                 Securities           % of Total                                       for Option
                                 Underlying         Options Granted    Exercise or                     Term($)<fn1>
                                  Options            to Employees      Base Price    Expiration   --------------------
           Name                   Granted           in Fiscal Year    ($ Per Share)     Date         5%         10%
---------------------------       --------         -----------------  -------------  -----------  ---------  ---------

Michael W. J. Smurfit......                     0            N/A              N/A           N/A         N/A        N/A
Richard W. Graham..........               300,000           27.3%       $   13.13       4/30/09  $3,133,684 $8,420,062
Patrick J. Moore...........               200,000           18.2%           13.13       4/30/09   2,089,123  5,613,374
F. Scott Macfarlane........                60,000            5.5%           13.13       4/30/09     626,737  1,684,012
David C. Stevens...........               100,000            9.1%           13.13       4/30/09   1,044,561  2,806,687

---------

<fn1>The dollar amounts under these columns are the result of calculations at
    5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

    As of December 31, 1997, there were 8,167,773 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1992 Stock Option Plan, including 4,873,895 shares available for future grants.

    Option Exercises and Year-End Value Table -- The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of the end of 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUE

                                                                          Number of                     Value of
                                                                         Securities                    Unexercised
                                                                         Underlying                   In-the-Money
                                                                     Unexercised Options                 Options
                                                                        at January 1,                  at January 1,
                                      Shares                               1998(#)                      1998(#)<fn1>
                                   Acquired on           Value     -------------------------    --------------------------
             Name                  Exercise(#)         Realized    Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------  -----------  -------------------------    --------------------------

Michael W. J. Smurfit.........                  0            N/A        102,600 / 923,400          $423,225 / $3,809,025
Richard W. Graham.............                  0            N/A          9,100 / 790,900            37,538 /  1,091,213
Patrick J. Moore..............                  0            N/A          4,500 / 320,500            18,563 /    468,563
F. Scott Macfarlane...........                  0            N/A          1,800 / 148,200             7,425 /    329,075
David C. Stevens..............                  0            N/A          4,500 / 145,500            18,563 /    275,188

---------

<fn1>The closing market value of the Common Stock on December 31, 1997 was
    $14.13 per share. On that date, the exercise prices per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.63.


Pension Plans

Salaried Employees' Pension Plan and Supplemental Income Pension Plan

    The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the 'Pension Plan') and a non-contributory supplemental income pension plan (the 'SIP') for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the Management Incentive Plan, deferred or acquisition

                                      8


bonuses, fringe benefits and certain other compensation. For purposes of SIP, final average earnings equals the participant's average earnings, including bonuses under the Management Incentive Plan, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. SIP recognizes all years of credited service.

    The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of the Company.


                                                                     Each Year
     Remuneration                                                    in Excess
-----------------------                                                of 20
Final Average Earnings    5 years   10 years   15 years   20 years     years
-----------------------  ---------  ---------  ---------  ---------  ---------

    $  200,000           $  25,000  $  50,000  $  75,000  $ 100,000      *
       400,000              50,000    100,000    150,000    200,000      *
       600,000              75,000    150,000    225,000    300,000      *
       800,000             100,000    200,000    300,000    400,000      *
     1,000,000             125,000    250,000    375,000    500,000      *
     1,200,000             150,000    300,000    450,000    600,000      *
     1,400,000             175,000    350,000    525,000    700,000      *
     1,600,000             200,000    400,000    600,000    800,000      *
     1,800,000             225,000    450,000    675,000    900,000      *
     2,000,000             250,000    500,000    750,000  1,000,000      *

---------

* An additional 1% of earnings is accrued for each year in excess of 20 years.

    Dr. Smurfit and Messrs. Graham, Moore, Macfarlane and Stevens, participate in SIP and have 42, 39, 11, 26 and 10 years of credited service, respectively. Current average earnings as of December 31, 1997, for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,123,110); Mr. Graham ($605,129); Mr. Moore ($252,790); Mr. Macfarlane ($245,368); and Mr. Stevens
($306,547).

                   REPORT OF THE COMPENSATION COMMITTEE AND
               APPOINTMENT COMMITTEE ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph shall not be deemed to be incorporated by reference into any such filings.

    The Compensation Committee (the 'Committee') consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. The Appointment Committee consists of four members of the Company's Board of Directors, two of whom are current officers or employees of the Company and one of whom is a former officer of the Company (see below). These committees oversee the administration of executive compensation programs and determine the compensation of the executive officers, including the Named Executive Officers. See 'Board and Board Committee Meetings, Committee Functions and Composition' above for a description of the allocation of responsibilities between these committees.

    The goals of the Company's executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

    In determining base salaries for each of the Named Executive Officers, as well as other executive officers, consideration is given to national and local salary surveys and the results of an informal,

                                      9


internal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size.

    The Company's executive officers, as well as other key employees of the Company, participate in an annual management incentive plan (the 'MIP'), with awards based upon the attainment of pre-established individual goals and profit targets for the Company.

    Each fiscal year the Committee considers the desirability of granting awards under the Company's Amended and Restated 1992 Stock Option Plan to executive officers, including the Named Executive Officers. In determining the amount and nature of awards under the Plan to executive officers other than the Chief Executive Officer, the Committee takes into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. Stock options awarded to the Chief Executive Officer are established separately. The Committee believes that past grants of stock options have successfully focused the Company's senior management on building profitability and shareholder value.

    Section 162(m) ('Section 162(m)') of the Internal Revenue Code of 1986, as amended (the 'Code'), generally limits to $1,000,000 per person a publicly held corporation's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not 'performance-based' within the meaning of Section 162(m). Section 162(m) does not apply to the Company for the 1997 tax year because the Company is not 'publicly held' as defined for this purpose in the Code. The Company has historically set compensation and bonuses based upon performance, and the Company intends to continue this practice. At such time as Section 162(m) becomes applicable to the Company, the committees will, in general, seek to qualify compensation paid to its executive officers for deductibility under Section 162(m) although the committees believe it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the committees' judgment, it is in the Company's best interest to do so.

CEO Compensation

    Mr. Graham's salary as the Chief Executive Officer was set by the Appointment Committee. Mr. Graham's salary was based on an informal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. Based on this assessment, the Chief Executive Officer was awarded a base salary for 1997 of $900,000. Pursuant to the terms of the MIP, he did not receive a performance based incentive award for 1997. Mr. Graham was awarded 300,000 stock options in 1997 in accordance with the general award policies described above.

    The Appointment Committee undertakes the responsibility for reviewing the salary level and the overall compensation of the Chief Executive Officer based upon a periodic review of peer group companies, the performance of the Company in relation to its peers and the performance of the individual. The evaluation recognizes the major role of the Chief Executive Officer in strategic initiatives to be accomplished by the Company, including cost savings measures instituted under the tenure of the Chief Executive Officer; growth in the market price for the Company's securities; and favorable corporate developments for increased sales volume. Mr. Graham abstained from votes concerning his own compensation.

    Submitted by the Compensation Committee and the Appointment Committee of the Company's Board of Directors.

Compensation Committee    Appointment Committee
------------------------  ------------------------

L.J. Abramson             A.E. Goldberg

D.P. Brennan*             R.W. Graham

A.E. Goldberg             H.E. Kilroy
                          M.W. J. Smurfit

---------

* Replaced by Mr. Hoffman on February 26, 1998.

                                      10


               COMPENSATION / APPOINTMENT COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

    No member of the Company's Compensation Committee is currently or was, during the year ended December 31, 1997, an officer, former officer or employee of the Company or any of its subsidiaries. With regard to the Appointment Committee of the Company (the current members of which are Messrs. Goldberg, Graham and Kilroy and Dr. Smurfit), Mr. Graham and Dr. Smurfit are currently officers of the Company and Mr. Kilroy is a former officer of the Company. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation or Appointment Committees, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation or Appointment Committees, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1997.

                           STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index and an index of a peer group of paper companies for the period from May 4, 1994, the date on which the Common Stock commenced trading on the Nasdaq Stock Market, until December 31, 1997. The peer group index comprises the following 11 medium to large sized companies whose primary business is the manufacture and sale of paper products:
Chesapeake Corporation, Gaylord Container Corporation, Georgia Pacific Corporation, International Paper, Rock-Tenn Company, Sonoco Products Company, Stone Container Corporation, Temple-Inland Inc., Union Camp Corporation, Weyerhaeuser Company and Willamette Industries, Inc. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at May 4, 1994 and that all dividends were reinvested.

                           Cumulative Total Return
                   (from May 4, 1994 to December 31, 1997)

                                          December
                               May 4,        31,       December     December     December
                                1994        1994       31, 1995     31, 1996     31, 1997
 Jefferson Smurfit
  Corporation                 $  100.00   $  130.77    $   73.08    $  123.55    $  108.65
 S&P 500 Index                   100.00      105.91       145.71       179.16       238.94
 Peer Group                      100.00      109.21       116.41       129.79       141.70


                                      11


                             CERTAIN TRANSACTIONS

    Net sales by the Company to JS Group, its subsidiaries and its affiliates were $34 million for the year ended December 31, 1997. Net sales by JS Group, its subsidiaries and its affiliates to the Company were $51 million for the year ended December 31, 1997. Product sales to and purchases from JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

    The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The elective services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to approximately $1 million for 1997. In consideration for elective services provided in 1997, the Company received reimbursements of approximately $3 million in 1997. In addition, the Company paid JS Group and its affiliates approximately $1 million in 1997 for certain other services.

    In October 1991, an affiliate of JS Group completed a rebuild of the No. 2 paperboard machine owned by it, located in Jefferson Smurfit Corporation (U.S.)'s ('JSC (U.S.)') Fernandina Beach, Florida paperboard mill (the 'Fernandina Mill'). Pursuant to the Fernandina Operating Agreement, JSC (U.S.) operates and manages the machine, which is owned by a subsidiary of SIBV. As compensation to JSC (U.S.) for its services, the affiliate of JS Group agreed to reimburse JSC (U.S.) for production and manufacturing costs directly attributable to the No. 2 paperboard machine and to pay JSC (U.S.) a portion of the indirect manufacturing, selling and administrative costs incurred by JSC (U.S.) for the entire Fernandina Mill. The compensation is determined by applying various formulas and agreed upon amounts to the subject costs. The amounts reimbursed to JSC (U.S.) totaled $53 million in 1997.

The Stockholders Agreement

    Pursuant to the Stockholders Agreement among MSLEF II, SIBV, the Company and certain other parties, SIBV and the MS Holders (as defined in the Stockholders Agreement) shall vote their shares of Common Stock subject to the Stockholders Agreement to elect as directors of the Company a certain number of individuals selected by SIBV and a certain number of individuals selected by MSLEF II, with such numbers varying, depending on the amount of Common Stock collectively owned by the MS Holders, the amount of Common Stock owned by SIBV and the magnitude of the Initial Return (as defined in the Stockholders Agreement) received by the MS Holders on their investment of Common Stock. Currently, the Company's Board of Directors consists of five directors selected by MSLEF II (one of whom is not affiliated with MSLEF II or the Company) and five directors selected by SIBV (one of whom is not affiliated with SIBV or the Company). Pursuant to the Stockholders Agreement the five directors selected by (i) MSLEF II are: Messrs. Abramson, Hutton, Goldberg, Hoffman and Janson, with Mr. Hutton being the director not affiliated with MSLEF II or the Company; and (ii) SIBV are: Messrs. Graham, Kilroy, Reynolds, Smurfit and Terrill, with Mr. Reynolds being the director not affiliated with SIBV. Pursuant to the Stockholders Agreement, SIBV and MSLEF II have agreed to ensure the Board of Directors will consist of only ten directors (unless they otherwise agree). Depending on the amount of Common Stock collectively owned by the MS Holders and the magnitude of the Initial Return received by the MS Holders on their investment of Common Stock, approval of certain specified actions of the Board shall require certain approval as specified in the Stockholders Agreement.

                  PROPOSAL 2 -- RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT AUDITORS

    Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of the Company since July 1982, have been appointed by the Board of Directors of the

                                      12


Company as independent auditors for the Company for the fiscal year ending December 31, 1998. This selection is being presented to the stockholders for ratification. The Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ('SEC'). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the period from January 1, 1997 through February 28, 1998 its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except on two occasions there was a failure to file a Form 4, Statement of Changes in Beneficial Ownership, on a timely basis with the SEC by the parent company of MS&CO. in connection with a purchase and a sale of Common Stock by MS&CO.

                                OTHER MATTERS

    Management does not know of any other business which may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

    The entire expense associated with preparing, assembling and mailing this Proxy Statement and with the solicitation of proxies by the Board of Directors of the Company will be borne by the Company. In addition to solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies for use at the Annual Meeting by personal interview, by telephone or by telegraph. Directors, officers and other employees of the Company will receive no additional compensation for soliciting such proxies for use at the Annual Meeting. It is anticipated that the telephone and telegraph charges so incurred will be minimal.

        STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

    Stockholder proposals submitted for inclusion in the proxy statement for the 1999 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Michael E. Tierney, Secretary, Jefferson Smurfit Corporation, 8182 Maryland Avenue, St. Louis, Missouri 63105 no later than December 2, 1998.

                                          By Order of the Board of Directors
                                          MICHAEL E. TIERNEY
                                          Secretary

April 2, 1998

                                      13